EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
Cazador Acquisition Corporation Ltd.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 24, 2010, relating to the financial statements of Cazador Acquisition Corporation Ltd., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/ BDO USA, LLP (formerly BDO Seidman, LLP)

San Juan, Puerto Rico
September 2, 2010

Stamp No. 2562457 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.